[LETTERHEAD OF STEGMAN & COMPANY]

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Fraternity Community Bancorp, Inc. of our report, dated March 19, 2012, related to the consolidated statements of financial condition of Fraternity Community Bancorp, Inc. and Subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2011, which report appears in the Annual Report on Form 10-K for the Year Ended December 31, 2011 of Fraternity Community Bancorp, Inc.

/s/ Stegman & Company

Baltimore, Maryland
May 23, 2012